Exhibit 8.1

Sidley Austin LLP 555 West Fifth Street Los Angeles, CA 90013 +1 213 896 6000 +1 213 896 6600 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA FOUNDED 1866	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

May 28, 2021

By Email

FF Intelligent Mobility Global Holdings Ltd.

18455 S. Figueroa Street

Gardena, California 90248

Ladies and Gentlemen:

We have acted as counsel to FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), in connection with the Merger, as defined in the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated as of January 27, 2021, by and among Property Solutions Acquisition Corp., a Delaware corporation (“Parent”), PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

In rendering the opinion set forth below:

(a) we have examined and relied upon the registration statement on Form S-4, including a proxy statement/prospectus/information statement (as amended through the date hereof, the “Registration Statement”) filed by Parent on May 28, 2021, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Merger Agreement (including all exhibits and attachments thereto), the officer’s certificates of the Company, Parent and Merger Sub dated as of the date hereof (the “Representation Letters” and, together with the Merger Agreement and the Registration Statement, the “Transaction Documents”), and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion letter;

(b) we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Transaction Documents, (vi) the valid existence and good standing of all parties to the Transaction Documents, and (vii) the enforceability of the Transaction Documents;

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

(c) we have assumed, with your permission, that (i) all covenants, representations and other undertakings set forth in the Transaction Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Merger Agreement have been or will be consummated in accordance with the terms thereof and applicable corporation laws (including the corporations laws of the Cayman Islands), (iii) none of the terms and conditions contained in the Merger Agreement have been or will be waived or modified, and (iv) aside from the Transaction Documents, there are no other written or oral agreements or arrangements between the parties regarding the Merger;

(d) we have examined and relied upon, and have assumed, without independent investigation or inquiry, the accuracy of (at the Effective Time), all statements regarding factual matters, representations, warranties and covenants contained in the Transaction Documents and the statements made in the certificates of officers and representatives of the Company, Parent and Merger Sub delivered to us, including the Representation Letters, and with respect to any statements, representations and warranties in any of the foregoing that are made “to the knowledge of” or “based on the belief” of the Company, Parent, Merger Sub or any other person or that are similarly qualified, we have assumed that such statements, representations and warranties are accurate, in each case without such qualification, and, as to all matters for which a person or entity has represented that such person or entity does not have any plan or intention, we have assumed that there is no such plan or intention; and

(e) we have assumed that, pursuant to the Merger Agreement, the Company, Parent and Merger Sub will treat the Merger for United States federal income tax purposes, and will report the Merger on their respective United States federal income tax returns (to the extent applicable), in a manner consistent with the opinion set forth below.

No assurance can be given as to the effect on the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based solely upon and subject to the foregoing and the limitations, qualifications and assumptions set forth herein, we are of the opinion that under current United States federal income tax law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

This opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that such laws, Treasury Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

We inform you that any United States federal income tax advice contained in this opinion is limited to the single United States federal income tax issue addressed in the opinion. Additional issues may exist that could affect the United States federal income tax treatment of the Merger that is the subject of this opinion and this opinion does not consider or provide a conclusion with respect to any additional issues. Other than as expressly stated above, we express no opinion regarding the tax treatment of the Merger under the laws of the United States or any state or local government within the United States or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the transactions, or on any issue relating to the Company, Parent or Merger Sub or, in each case, to any investment therein or under any other law.

The opinions set forth above are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law or interpretations thereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances or the law, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any such change, event or development.

This opinion letter is rendered only to the Company in connection with the Merger. This opinion letter may not be relied upon for any other purpose, or relied upon by any other person or entity for any purpose without our prior written consent.

We consent to filing this opinion as an exhibit to the Registration Statement and to the reference to Sidley Austin LLP and this opinion in the Registration Statement under the heading “Material Tax Considerations of the Business Combination to U.S. Holders of FF Capital Stock—Tax Consequences if the Business Combination Qualifies as a Reorganization Within the Meaning of Section 368(a) of the Code.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission.

Sincerely,
Sidley Austin LLP